Exhibit 23.2




              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT



The Board of Directors
Darling International Inc.:

The audits referred to in our report dated February 28, 2002 included the related financial statement schedule as of and for each of the years in the three-year period ended December 29, 2001 that is included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 28, 2002 contains an explanatory paragraph that states there is substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP


Dallas, Texas
June 4, 2002